Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Brand Engagement Network, Inc. on this Form S-8 for Brand Engagement Network, Inc. Long-Term Incentive Plan and Equity Incentive Plan, of our report, dated March 14, 2024, which includes an explanatory paragraph regarding Brand Engagement Network, Inc.’s ability to continue as a going concern, with respect to the consolidated financial statements of Brand Engagement Network, Inc. (formerly Blockchain Exchange Network, Inc.) as of December 31, 2023 and 2022 and for the years then ended, which appear in the prospectus, dated April 25, 2024, filed pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1 of the Company (file #333-278673) filed on April 22, 2024.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

May 13, 2024